Exhibit 99.1

Urban Edge Properties		For additional information:
12 East 49th Street		Mark Langer, EVP and
New York, NY 10017		Chief Financial Officer
212-956-0082

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Third Quarter 2025 Results
-- Raises Mid-Point Guidance for Full-Year 2025 FFO as Adjusted --

NEW YORK, NY, October 29, 2025 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended September 30, 2025 and updated its outlook for full-year 2025.
"Urban Edge delivered a strong third quarter, building on the momentum we have achieved in 2025," said Jeff Olson, Chairman and CEO. "Our team's continued execution resulted in over 340,000 sf of leasing transactions in the quarter, generating cash spreads of 21%, while we further advanced key growth initiatives. With the favorable operating results, we are again raising our outlook for the full year, increasing our FFO as Adjusted guidance by $0.01 per share at the mid-point, reflecting expected annual growth of 6% versus last year."
"We are also excited to announce the $39 million acquisition of Brighton Mills Shopping Center, a 91,000 sf, high quality grocery-anchored center less than one mile from Harvard Business School, that further expands our footprint in the Boston area - a growth market for us that now represents over 10% of our asset value. The transaction continues our successful capital recycling efforts, with the purchase being funded through a 1031 exchange with previously announced sales."

Financial Results(1)(2)

(in thousands, except per share amounts)	3Q25	3Q24	YTD 2025	YTD 2024
Net income attributable to common shareholders	$14,935	$9,080	$81,111	$42,442
Net income per diluted share	0.12	0.07	0.64	0.35
Funds from Operations ("FFO")	51,951	43,935	141,188	141,382
FFO per diluted share	0.40	0.34	1.08	1.13
FFO as Adjusted	47,478	44,685	140,651	125,659
FFO as Adjusted per diluted share	0.36	0.35	1.08	1.01
The increase in net income, FFO and FFO as Adjusted for the three months ended September 30, 2025 were driven by rent commencements on new leases, higher net recovery revenue, and growth from acquisitions completed in 2024. FFO for the three months ended September 30, 2025 also included higher non-cash revenue of $4.2 million, or $0.03 per diluted share, for the write-off of below-market lease intangibles related to tenants in bankruptcy. The increase in net income for the nine months ended September 30, 2025 was primarily driven by a $49.7 million, or $0.39 per diluted share, gain on sale of real estate related to three non-core dispositions during the second quarter of 2025. FFO as Adjusted for the nine months ended September 30, 2025 increased as compared to the prior year driven by rent commencements on new leases, higher net recovery revenue, and growth from acquisitions.

Same-Property Operating Results Compared to the Prior Year Period(3)

	3Q25	YTD 2025
Same-property Net Operating Income ("NOI") growth	4.1%	4.6%
Same-property NOI growth, including properties in redevelopment	4.7%	5.4%
Increases in same-property NOI metrics for the three and nine months ended September 30, 2025 were driven by rent commencements on new leases from our signed but not open pipeline and higher net recovery revenue.

Operating Results(1)
•The Company reported shop leased occupancy of 92.5%, an increase of 210 basis points compared to September 30, 2024 and flat compared to June 30, 2025.
•Same-property portfolio leased occupancy was 96.6%, a decrease of 20 basis points compared to September 30, 2024 and June 30, 2025.
•Consolidated portfolio leased occupancy was 96.3%, flat compared to September 30, 2024 and a decrease of 20 basis points compared to June 30, 2025.
•The Company executed 31 new leases, renewals and options totaling 347,000 sf during the quarter. New leases totaled 82,000 sf, of which 76,000 sf was on a same-space basis and generated an average cash spread of 61.0%. New leases, renewals and options totaled 341,000 sf on a same-space basis and generated an average cash spread of 20.6%.
•As of September 30, 2025, signed leases that have not yet rent commenced are expected to generate an additional $21.5 million of future annual gross rent, representing approximately 7% of current annualized NOI.

Acquisition Activity
On October 23, 2025, the Company acquired Brighton Mills Shopping Center, located in Allston, Massachusetts, for a gross purchase price of $39 million. The grocery-anchored shopping center, aggregating 91,000 sf, is located less than one mile from Harvard Business School's main campus in an area that has seen extensive growth driven by Harvard's expansion and several new multi-family developments in the immediate area. The dense trade area has a 3-mile population of 449,000 people with average household incomes of $174,000. The transaction was funded using proceeds from the sales of Kennedy Commons and MacDade Commons in June 2025 via a 1031 exchange.

Financing Activity
On August 4, 2025, the Company obtained a $123.6 million, 4-year non-recourse mortgage secured by Shoppers World with a swapped fixed interest rate of 5.12%. A portion of the proceeds were used to pay off the $90 million outstanding balance on its line of credit which had an interest rate of 5.48%, with the remaining proceeds expected to be used to fund capital developments, acquisition opportunities and for general corporate purposes.
As of September 30, 2025, the Company has limited debt maturities coming due through 2026 including one $23.3 million mortgage maturing in December 2025 and $114.2 million of mortgages maturing in December 2026, collectively aggregating $137.5 million, which represents approximately 8% of outstanding debt.
On October 27, 2025, the Company completed the modification of its $80.4 million mortgage loan secured by the Shops at Caguas. The modification resulted in a reduced fixed interest rate of 6.15% and a new maturity date of January 2031, with a three-year extension option to January 2034. Prior to the modification, the loan was bearing interest at a fixed rate of 6.6%, maturing in August 2033. The modification provides annual interest savings of approximately $0.4 million.

Leasing, Development and Redevelopment
During the quarter, the Company executed 82,000 sf of new leases including leases with a national off-price retailer, HomeGoods and Cava, adding strong value-oriented retailers to its centers while continuing to upgrade food offerings through shop leasing.
The Company activated three redevelopment projects totaling $8.4 million and stabilized one redevelopment project totaling $1.4 million with the rent commencement of Bob's Discount Furniture at Newington Commons. The completed projects over the last 12 months total $48.6 million of investment with an expected average yield of approximately 17%.
As of September 30, 2025, the Company has $149.1 million of active redevelopment projects underway, with estimated remaining costs to complete of $72.5 million. The active redevelopment projects are expected to generate an approximate 15% yield.

Balance Sheet and Liquidity(1)(4)(5)
Balance sheet highlights as of September 30, 2025 include:
•Total liquidity of approximately $913 million, consisting of $145 million of cash on hand and $768 million available under the Company's $800 million revolving credit agreement, including undrawn letters of credit.
•Mortgages payable of $1.65 billion, with a weighted average term to maturity of 4.1 years, all of which is fixed rate or hedged.
•No outstanding balance on our $800 million revolving credit agreement that matures on February 9, 2027, with two six-month extension options.

•Total market capitalization of approximately $4.36 billion, comprised of 132.6 million fully-diluted common shares valued at $2.71 billion and $1.65 billion of debt.
•Net debt to total market capitalization of 34%.

2025 Outlook
Based on the results for the first nine months of the year, the Company has raised its 2025 full-year guidance ranges for net income and FFO and updated its range for FFO as Adjusted, estimating net income of $0.73 to $0.75 per diluted share, FFO of $1.43 to $1.45 per diluted share and FFO as Adjusted of $1.42 to $1.44 per diluted share. The updated range for FFO as Adjusted now implies a mid-point of $1.43 per diluted share, a $0.01 increase from the previous mid-point of $1.42 per diluted share. A reconciliation of the range of estimated earnings, FFO and FFO as Adjusted, as well as the assumptions used in our guidance can be found on page 4 of this release.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on October 29, 2025 at 8:30am ET. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13755609. The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting October 29, 2025 at 11:30am ET through November 12, 2025 at 11:59pm ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 13755609.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional details. Reported consolidated occupancy excludes the impact of Sunrise Mall. Including Sunrise Mall, consolidated portfolio leased occupancy was 89.8% at September 30, 2025.
(2) Refer to page 11 for a reconciliation of net income to FFO and FFO as Adjusted for the three and nine months ended September 30, 2025.
(3) Refer to page 12 for a reconciliation of net income to NOI and Same-Property NOI for the three and nine months ended September 30, 2025.
(4) Net debt as of September 30, 2025 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $145 million.
(5) Availability under the revolving credit agreement is net of letters of credit issued. The Company obtained eight letters of credit aggregating $32.2 million which have reduced the available balance commensurate with their face values but remain undrawn and no separate liability has been recorded.

2025 Earnings Guidance
The Company has raised its 2025 full-year guidance ranges for net income and FFO and updated its range for FFO as Adjusted, estimating net income of $0.73 to $0.75 per diluted share, FFO of $1.43 to $1.45 per diluted share and FFO as Adjusted of $1.42 to $1.44 per diluted share. Below is a summary of the Company's 2025 outlook, assumptions used in its forecasting, and a reconciliation of the range of estimated earnings, FFO, and FFO as Adjusted per diluted share.

	Previous Guidance	Revised Guidance
Net income per diluted share	$0.70 - $0.74	$0.73 - $0.75
Net income attributable to common shareholders per diluted share	$0.67 - $0.71	$0.70 - $0.72
FFO per diluted share	$1.37 - $1.41	$1.43 - $1.45
FFO as Adjusted per diluted share	$1.40 - $1.44	$1.42 - $1.44
The Company's 2025 full-year FFO outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of 5.0% to 5.5%, reflecting an increase from the previous assumption of 4.25% to 5.0%.
•Acquisitions of $39 million and dispositions of $66 million, reflecting activity completed year-to-date.
•Recurring G&A expenses ranging from $34.5 million to $35.0 million, reflecting a decrease on the high end from the previous assumption of $34.5 million to $35.5 million.
•Interest and debt expense ranging from $78.5 million to $79.5 million, reflecting a decrease on the high end from the previous assumption of $78.5 million to $80.5 million.
•Excludes items that impact FFO comparability, including gains and/or losses on extinguishment of debt, transaction, severance, litigation, and other one-time items outside of the ordinary course of business.

	Guidance 2025E		Per Diluted Share(1)
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$96,000	$98,600	$0.73	$0.75
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(5,200)	(5,300)	(0.04)	(0.04)
Consolidated subsidiaries	1,000	1,000	0.01	0.01
Net income attributable to common shareholders	91,800	94,300	0.70	0.72
Adjustments:
Rental property depreciation and amortization	138,900	138,900	1.06	1.06
Gain on sale of real estate	(49,700)	(49,700)	(0.38)	(0.38)
Limited partnership interests in operating partnership	5,200	5,300	0.04	0.04
FFO Applicable to diluted common shareholders	186,200	188,800	1.43	1.45
Adjustments to FFO:
Transaction, severance, litigation expenses and other, net	4,700	4,700	0.04	0.04
Gain on extinguishment of debt	(300)	(300)	—	—
Non-cash adjustments	(4,700)	(4,700)	(0.04)	(0.04)
FFO as Adjusted applicable to diluted common shareholders	$185,900	$188,500	$1.42	$1.44
(1) Amounts may not foot due to rounding.

The following table is a reconciliation bridging 2024 FFO per diluted share to the Company's estimated 2025 FFO per diluted share:

	Per Diluted Share(1)
	Low	High
2024 FFO applicable to diluted common shareholders	$1.48	$1.48
2024 Items impacting FFO comparability(2)	(0.14)	(0.14)
2025 Items impacting FFO comparability(2)	—	—
Same-property NOI growth, including redevelopment	0.10	0.11
Acquisitions net of dispositions NOI growth	0.01	0.01
Recurring general and administrative	—	0.01
Straight-line rent and non-cash items	(0.01)	(0.01)
Lease termination and other income	(0.01)	(0.01)
2025 FFO applicable to diluted common shareholders	$1.43	$1.45
(1) Amounts may not foot due to rounding.
(2) Includes adjustments to FFO for fiscal year 2024 and expected adjustments for fiscal year 2025 which impact comparability. See "Reconciliation of net income to FFO and FFO as Adjusted" on page 11 for actual adjustments year-to-date and our fourth quarter 2024 Supplemental Disclosure Package for 2024 adjustments.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission ("SEC"). The Company's projections are based on management’s current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that actual results will not differ from the guidance set forth above. The Company assumes no obligation to update publicly any forward-looking statements, including its 2025 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 8 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the SEC for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other real estate investment trusts ("REITs") or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level and through the Company's captive insurance program, adjusted for non-cash rental income and expense, impairments on depreciable real estate or land, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 65 and 63 properties for the three and nine months ended September 30, 2025 and 2024, respectively. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared, and results of our captive insurance program. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition, disposition, or foreclosure of properties and results of our captive insurance program during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of September 30, 2025, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics used by the Company are useful to investors in facilitating an understanding of the operational performance for our properties.
Recovery ratios represent the percentage of operating expenses recuperated through tenant reimbursements. This metric is presented on a same-property and same-property including redevelopment basis and is calculated by dividing tenant expense reimbursements (adjusted to exclude any ancillary income) by the sum of real estate taxes and property operating expenses.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 65 and 63 properties for the three and nine months ended September 30, 2025 and 2024, respectively. Occupancy metrics presented for the Company's same-property portfolio exclude properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold, and properties that are in the foreclosure process during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local, regional and national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and operate in two or more regions.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on owning, managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 73 properties totaling 17.2 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) macroeconomic conditions, including geopolitical conditions and instability, and international trade disputes, including any related tariffs, which may lead to rising inflation, adverse impacts to supply chain, and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (ii) the economic, political and social impact of, and uncertainty relating to, epidemics and pandemics; (iii) the loss or bankruptcy of major tenants; (iv) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (v) the impact of e-commerce on our tenants’ business; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors; (ix) the Company’s ability to pay down, refinance, hedge, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (collectively, our Corporate Responsibility or “CR”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting CR metrics and meeting CR goals and targets, and the impact of governmental regulation on our CR efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and the other documents filed by the Company with the Securities and Exchange Commission (the "SEC").
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this press release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this press release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2025	2024
ASSETS
Real estate, at cost:
Land	$647,633	$660,198
Buildings and improvements	2,822,238	2,791,728
Construction in progress	300,372	289,057
Furniture, fixtures and equipment	12,906	11,296
Total	3,783,149	3,752,279
Accumulated depreciation and amortization	(923,769)	(886,886)
Real estate, net	2,859,380	2,865,393
Operating lease right-of-use assets	60,486	65,491
Cash and cash equivalents	77,796	41,373
Restricted cash	66,998	49,267
Tenant and other receivables	24,226	20,672
Receivable arising from the straight-lining of rents	62,933	61,164
Identified intangible assets, net of accumulated amortization of $66,760 and $65,027, respectively	87,280	109,827
Deferred leasing costs, net of accumulated amortization of $21,871 and $22,488, respectively	30,977	27,799
Prepaid expenses and other assets	57,985	70,554
Total assets	$3,328,061	$3,311,540

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,632,163	$1,569,753
Unsecured credit facility	—	50,000
Operating lease liabilities	57,822	62,585
Accounts payable, accrued expenses and other liabilities	88,789	89,982
Identified intangible liabilities, net of accumulated amortization of $57,487 and $50,275, respectively	163,686	177,496
Total liabilities	1,942,460	1,949,816
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 125,813,674 and 125,450,684 shares issued and outstanding, respectively	1,256	1,253
Additional paid-in capital	1,160,653	1,149,981
Accumulated other comprehensive (loss) income	(738)	177
Accumulated earnings	136,067	126,670
Noncontrolling interests:
Operating partnership	69,794	65,069
Consolidated subsidiaries	18,569	18,574
Total equity	1,385,601	1,361,724
Total liabilities and equity	$3,328,061	$3,311,540

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUE
Rental revenue	$119,196	$112,262	$351,200	$328,167
Other income	930	165	1,175	432
Total revenue	120,126	112,427	352,375	328,599
EXPENSES
Depreciation and amortization	36,831	34,653	106,628	112,906
Real estate taxes	16,791	17,667	49,731	52,142
Property operating	18,070	18,422	58,333	57,188
General and administrative	8,976	9,415	30,224	27,829
Lease expense	3,320	3,433	9,981	9,676
Other expense	1,680	—	4,350	—
Total expenses	85,668	83,590	259,247	259,741
Gain on sale of real estate	233	—	49,695	15,349
Interest income	824	679	2,098	2,028
Interest and debt expense	(19,374)	(19,531)	(58,666)	(62,004)
Gain on extinguishment of debt	—	—	323	21,427
Income before income taxes	16,141	9,985	86,578	45,658
Income tax expense	(600)	(518)	(1,862)	(1,722)
Net income	15,541	9,467	84,716	43,936
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(836)	(550)	(4,326)	(2,407)
Consolidated subsidiaries	230	163	721	913
Net income attributable to common shareholders	$14,935	$9,080	$81,111	$42,442

Earnings per common share - Basic:	$0.12	$0.07	$0.65	$0.35
Earnings per common share - Diluted:	$0.12	$0.07	$0.64	$0.35
Weighted average shares outstanding - Basic	125,729	123,359	125,643	120,109
Weighted average shares outstanding - Diluted	125,803	123,471	125,869	120,222

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and nine months ended September 30, 2025 and 2024. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 6 for a description of FFO and FFO as Adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Net income	$15,541	$9,467	$84,716	$43,936
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	230	163	721	913
Operating partnership	(836)	(550)	(4,326)	(2,407)
Net income attributable to common shareholders	14,935	9,080	81,111	42,442
Adjustments:
Rental property depreciation and amortization	36,413	34,305	105,446	111,882
Limited partnership interests in operating partnership	836	550	4,326	2,407
Gain on sale of real estate	(233)	—	(49,695)	(15,349)
FFO Applicable to diluted common shareholders	51,951	43,935	141,188	141,382
FFO per diluted common share(1)	0.40	0.34	1.08	1.13
Adjustments to FFO:
Transaction, severance, litigation expenses and other, net(2)	363	773	4,538	1,154
Tenant bankruptcy settlement income	(3)	(105)	(11)	(115)
Non-cash adjustments(3)	(4,833)	82	(4,741)	2,389
Gain on extinguishment of debt	—	—	(323)	(21,427)
Impact of property in foreclosure	—	—	—	2,276
FFO as Adjusted applicable to diluted common shareholders	$47,478	$44,685	$140,651	$125,659
FFO as Adjusted per diluted common share(1)	$0.36	$0.35	$1.08	$1.01

Weighted Average diluted common shares(1)	130,742	128,186	130,621	124,889
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and nine months ended September 30, 2025 and 2024 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Includes $0.8 million of transaction costs, $0.1 million of severance expense and $0.6 million of other income for the three months ended September 30, 2025. Includes $3.0 million of severance expense, $2.1 million of transaction costs and $0.6 million of other income for the nine months ended September 30, 2025.
(3) Includes the acceleration and write-off of lease intangibles related to high-risk tenants, terminations and bankruptcies, net of reinstatements for tenants moved back to accrual basis accounting.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three and nine months ended September 30, 2025 and 2024. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 6 for a description of NOI and same-property NOI.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Net income	$15,541	$9,467	$84,716	$43,936
Depreciation and amortization	36,831	34,653	106,628	112,906
Interest and debt expense	19,374	19,531	58,666	62,004
General and administrative expense	8,976	9,415	30,224	27,829
Gain on extinguishment of debt	—	—	(323)	(21,427)
Other (income) expense	(40)	226	882	473
Income tax expense	600	518	1,862	1,722
Gain on sale of real estate	(233)	—	(49,695)	(15,349)
Interest income	(824)	(679)	(2,098)	(2,028)
Non-cash revenue and expenses	(7,761)	(3,633)	(13,795)	(7,174)
NOI	72,464	69,498	217,067	202,892
Adjustments:
Sunrise Mall net operating loss	134	687	769	1,681
Tenant bankruptcy settlement income and lease termination income	(98)	(1,555)	(167)	(1,602)
Non-same property NOI and other(1)	(9,863)	(8,451)	(36,950)	(30,246)
Same-property NOI	$62,637	$60,179	$180,719	$172,725
NOI related to properties being redeveloped	6,590	5,927	19,317	16,987
Same-property NOI including properties in redevelopment	$69,227	$66,106	$200,036	$189,712
(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired, disposed, or that are in the foreclosure process during the periods being compared, and results of the Company's captive insurance program.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and nine months ended September 30, 2025 and 2024. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 6 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Net income	$15,541	$9,467	$84,716	$43,936
Depreciation and amortization	36,831	34,653	106,628	112,906
Interest and debt expense	19,374	19,531	58,666	62,004
Income tax expense	600	518	1,862	1,722
Gain on sale of real estate	(233)	—	(49,695)	(15,349)
EBITDAre	72,113	64,169	202,177	205,219
Adjustments for Adjusted EBITDAre:
Transaction, severance, litigation expenses and other, net(1)	363	773	4,538	1,154
Gain on extinguishment of debt	—	—	(323)	(21,427)
Non-cash adjustments(2)	(4,833)	82	(4,741)	2,836
Impact of property in foreclosure	—	—	—	(561)
Tenant bankruptcy settlement income	(3)	(105)	(11)	(115)
Adjusted EBITDAre	$67,640	$64,919	$201,640	$187,106
(1) Includes $0.8 million of transaction costs, $0.1 million of severance expense and $0.6 million of other income for the three months ended September 30, 2025. Includes $3.0 million of severance expense, $2.1 million of transaction costs and $0.6 million of other income for the nine months ended September 30, 2025.
(2) Includes the acceleration and write-off of lease intangibles related to high-risk tenants, terminations and bankruptcies, net of reinstatements for tenants moved back to accrual basis accounting. The adjustment to EBITDAre in calculating Adjusted EBITDAre is inclusive of the portion attributable to the noncontrolling interest in Sunrise Mall.